UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2018

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Fourth Avenue, Suite 200, Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into Material Definitive Agreement.

On October 12, 2018, TheMaven, Inc. (the “Company”), Say Media, Inc., a Delaware corporation (“Say Media”), SM Acquisition Co., Inc., a Delaware corporation (“SMAC”), which is a wholly-owned subsidiary of the Company, and Matt Sanchez, solely in his capacity as Securityholder Representative, entered into an Agreement and Plan of Merger (as amended on October 17, 2018, the “Merger Agreement”), pursuant to which SMAC will merge with and into Say Media, with Say Media continuing as the surviving corporation in the merger as a wholly-owned subsidiary of the Company (the “Merger”).

The Merger Agreement provides that all issued and outstanding shares of preferred stock of Say Media will be exchanged for an aggregate of 5,500,000 shares of the Company’s common stock and that all issued and outstanding shares of common stock, options and warrants issued by Say Media will be cancelled for no additional consideration. In addition, the Merger Agreement provides that at closing, certain key personnel of Say Media will receive an aggregate of 2,000,000 shares of the Company’s common stock, subject to cut-back and vesting as set forth in the Merger Agreement.

The Merger Agreement also provides that at closing, the Company shall pay (i) $6,703,653 to Say What LLC (“Say What”) in repayment of the debt for borrowed money of Say Media in favor of Say What; and (ii) a $250,000 transaction bonus to Say Media management. In connection with the execution of the Merger Agreement, the Company will on or before 9:00 AM Pacific Time on October 19, 2018 pay approximately $2.1 million to certain creditors of Say Media and undertook to from time to time advance to Say Media funds sufficient to pay liabilities of Say Media arising in the ordinary course of business, consistent with past practices, through to and including the closing of the Merger, in such amounts and in such frequency as is from time to time necessary to prevent any such liabilities from becoming overdue. The total amount of funds advanced to pay off liabilities arising in the ordinary course or business through October 16, 2018 was $3.68 million. In addition, at closing, the Company expects to assume certain historical liabilities of Say Media totaling approximately $4.3 million.

The Merger Agreement contains typical representations and warranties by Say Media about its business, operations and financial condition. Consummation of the Merger is subject to certain customary closing conditions. The Company will have to obtain financing for the cash payments to be made at closing, and there can be no assurance that the Company will be able to obtain the necessary funds on terms acceptable to it or at all. Accordingly, there is no assurance that the Merger will be completed as contemplated.

Subject to the satisfaction or waiver of all closing conditions, and obtaining the necessary financing, the Company expects to consummate the Merger by December 12, 2018. Should the Company not be able to consummate the Merger by December 12, 2018 due to its inability to obtain the funds necessary to make the cash payments due at closing, the Company shall be obligated to forfeit certain promissory notes issued by Say Media to the Company with respect to funds previously advanced to Say Media by the Company.

On October 12, 2018, consecutively with the entry into the Merger Agreement, the Company, Maven Coalition, Inc. and Say Media, Inc. entered into a Standstill and Tolling Agreement in connection with the action brought by Say Media in the Court of Chancery of the State of Delaware styled Say Media, Inc. v. TheMaven, Inc., C.A. No. 2018-0710-JRS (the “Litigation”) pursuant to which the parties agree not to initiate any action, suit or proceeding against each other in any court or tribunal, nor take any further action in the Litigation, until the closing of the Merger, or earlier termination of the Merger Agreement.

The foregoing is only a brief description of the material terms of the Merger Agreement, does not purport to be a complete description of the respective rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Merger Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement and Plan of Merger, dated as of October 12, 2018, by and among TheMaven, Inc., SM Acquisition Co., Inc., Say Media, Inc. and Matt Sanchez as the Securityholder Representative

10.2	Amendment to Agreement and Plan of Merger dated as of October 17, 2018, by and among TheMaven, Inc., SM Acquisition Co., Inc., Say Media, Inc. and Matt Sanchez as the Securityholder Representative

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: October 17, 2018	By:	/s/ Josh Jacobs
Name: Josh Jacobs
Title: President